Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235443

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(the “Fund”)

Class A Shares, Class C Shares, Class I Shares, Class L Shares, and Class W Shares

Supplement dated May 21, 2021 to

the Prospectus dated January 27, 2021, as supplemented to date

Effective immediately, the Fund’s Prospectus is revised as follows:

The following is added after the last sentence of the first paragraph of the “Shareholder Guide—How to Sell Shares—Oversubscribed Repurchase Offers” section of the Fund’s prospectus:

The Fund may accept all shares tendered for repurchase by shareholders who own less than one hundred shares and who tender all of their shares, before prorating other amounts tendered. The Fund’s ability to accept all shares tendered for repurchase by shareholders who own less than one hundred shares and who tender all of their shares before prorating other amounts tendered may be restricted for shares held at certain financial intermediaries.

This Supplement should be retained with your Prospectus for future reference.

RLDVINCSTK 05-21